Exhibit 99.1

Contact: Ryan George Public Relations 210.308.1268 rgeorge@usfunds.com
For Immediate Release
U.S. Global Investors Reports Results for the First Quarter of 2012 Fiscal Year
Company earns 5 cents per share
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SAN ANTONIO—November 3, 2011—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, recorded net income of $749,518, or 5 cents per share, on revenues of $7.79 million for the quarter ended September 30, 2011.
This compares to net income of $1.27 million, or 8 cents per share, on revenues of $8.92 million for the first quarter of fiscal year 2011. The year-over-year decline in revenue of $1.13 million is primarily attributable to a decrease in unrealized gains (losses) of $1.05 million in trading securities, including funds managed by the company, which impacted the change in earnings by $0.04 per share. This is a reflection of short-term swings in asset prices. Unrealized losses do not impact cash flows until realized or sold. This was slightly offset by a decrease in expenses of approximately $332,000.
Assets under management stood at $2.05 billion as of September 30, 2011, a 21.9 percent decrease from $2.62 billion at September 30, 2010. According to data from the Investment Company Institute (ICI), investors pulled more than $70 billion from equity mutual funds during the quarter. This represents the largest withdrawal of assets over a three-month period since the depths of the financial crisis in fall 2008.
Average assets under management were $2.45 billion for the quarter ended September 30, 2011, relatively flat from the same quarter a year ago. Sequentially, average assets under management decreased 15.0 percent from the previous quarter in response to global markets enduring the worst declines in three years. The MSCI Emerging Markets Index decreased 22 percent during the quarter, and the Morgan Stanley Commodity Related Equity Index, which tracks a basket of commodity-related equities, decreased 24 percent.
“Roughly 80 percent of U.S. Global’s assets under management are in emerging markets and natural resources-related equities,” says Frank Holmes, U.S. Global Investors CEO. “High volatility in these asset classes is normal and expected in our business.”

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Historical Swings in Markets
“The massive negative sentiment toward political policies has impacted current asset performance and amplified volatility,” says Holmes.
“Based on the past five years of data, the MSCI Emerging Markets Index has seen 10 percent swings over 20 trading days 17 percent of the time. This is roughly three times the frequency of the S&P 500, which has experienced 10 percent swings over 20 trading days only 6 percent of the time,” says Holmes.
“Ten percent swings are even more common for crude oil and gold equities, which have experienced 10 percent swings 31 percent and 28 percent of the time over the past five years, respectively,” says Holmes. “As a result of the inherent volatility in these key strategies, shares of GROW have experienced 10 percent swings over 20 trading days more than 50 percent of the time over the past 10 years.”
“Although downward volatility was common during the past quarter, the trajectory of these asset classes reversed course during the month of October and it appears a price reversal is under way,” says Holmes.
The MSCI Emerging Markets Index and the Morgan Stanley Commodity Related Equity Index rebounded 13 percent and 16 percent during the month of October, respectively.
Cash at an All-Time High, Provides Shelter from Market Volatility
In order to insulate U.S. Global from this volatility, the company has built a strong capital structure which provides adequate liquidity and allows the company to pursue investment opportunities when they arise. U.S. Global’s cash and cash equivalents totaled $28.1 million as of September 30, 2011, the highest level ever for the company. In addition, U.S. Global had net working capital of approximately $32.5 million and a current ratio (current assets divided by current liabilities) of 8.3-to-1 as of September 30, 2011. The company has carried zero long-term debt on its balance sheet since 2004 and owns its headquarters building.
Dividend Yield Greater than Industry Peers
The company continues to pay monthly cash dividends of $0.02 per share. The monthly dividends equate to a yield of 3.5 percent on an annual basis at the September 30, 2011 closing price of $6.78 per share.
“The dividend yield on GROW shares continues to exceed that of gold mining and emerging market companies, and our industry peers,” says Holmes. “The dividend also requires a higher level of discipline because it is paid monthly while many companies in emerging markets pay quarterly or semi-annually.”

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The dividend yields for the MSCI Emerging Markets Index and NYSE Arca Gold Bugs Index (HUI) were 3.2 percent and 0.8 percent, respectively, as of September 30, 2011. The median dividend yield for 14 publicly-traded asset managers was approximately 2.2 percent for the same time period.
Focused Sales and Marketing Strategy
U.S. Global has focused and expanded its national sales strategy to achieve greater traction with registered investment advisers (RIAs), who control an estimated $2 trillion in assets for their clients. This expansion includes increased participation in national sales conferences and additional members to the sales team. The company has adopted a regional sales approach and brought on Tadas Misiunas, a seasoned veteran, to lead these efforts on the East Coast, the largest region in terms of assets.
Market Commentary
“The overlapping challenges of fiscal calamity in the eurozone, a slowdown in China, a downgrade of U.S. debt and anemic global growth amplified investors’ fears during the third quarter and led to a universal selling of investments in all shapes and sizes,” says Holmes.
“There is an emotional disconnect between global emerging economic activity and economic affairs of Europe. Outside Europe, fifty percent of the world’s population is growing and not overloaded with debt,” says Holmes.
“The decline created additional value in the market, triggering a flurry of strategic acquisitions in the energy and gold mining spaces. Junior exploration and development companies in both sectors, which suffered the steepest declines during the third quarter’s carnage, have been snatched up by large-cap companies seeking to purchase the cheapest barrels of oil and ounces of gold they can find. These assets are currently found listed on the stock exchange,” says Holmes.
“These smart money moves by some of the largest companies in the sector crystallize the value in today’s market and confirm the long-term bull cycle for emerging markets and natural resources remains intact. Research from the Nobel laureate Simon Kuznets shows these long cycles have historically lasted 15-20 years, meaning we are still near the middle of the cycle,” says Holmes.
Earnings Webcast Information
The company has scheduled a webcast for 7:30 a.m. Central time on Friday, November 4, 2011, to discuss the company’s key financial results for the fiscal year. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer. Click here to register or visit www.usfunds.com.

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Selected financial data (unaudited):

	Three months ended
	9/30/2011	9/30/2010
Revenues	$7,791,908	$8,920,741
Expenses	6,629,822	6,961,511

Income before taxes	1,162,086	1,959,230
Tax expense	412,568	693,537

Net income	$749,518	$1,265,693

Earnings per share (basic and diluted)	$0.05	$0.08

Avg. common shares outstanding (basic)	15,425,705	15,364,500
Avg. common shares outstanding (diluted)	15,426,221	15,364,500

Avg. assets under management (billions)	$2.45	$2.45
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About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $2.45 billion in assets under management in the quarter ended September 30, 2011, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.
These filings, such as the company’s annual report and Form 10-K, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results.

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The company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.
The MSCI Emerging Markets Index is a free float-adjusted market capitalization index that is designed to measure equity market performance in the global emerging markets. The NYSE Arca Gold BUGS (Basket of Unhedged Gold Stocks) Index (HUI) is a modified equal dollar weighted index of companies involved in gold mining. The HUI Index was designed to provide significant exposure to near term movements in gold prices by including companies that do not hedge their gold production beyond 1.5 years. The Morgan Stanley Commodity Related Index (CRX) is an equal-dollar weighted index of 20 stocks involved in commodity related industries such as energy, non-ferrous metals, agriculture, and forest products. The index was developed with a base value of 200 as of March 15, 1996. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.
All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor.